Exhibit 99.1

3033 Campus Drive Suite E490 Plymouth, MN 55441 www.mosaicco.com	Tel 800-918-8270 Fax 763-577-2986

Press Release

MEDIA CONTACT:	Linda Thrasher, 763-577-2864

INVESTOR CONTACT:	Douglas Hoadley, 763-577-2867

MOSAIC PROVIDES UPDATE ON BRINE INFLOW AT ESTERHAZY,

SASKATCHEWAN MINES

PLYMOUTH, MN, February 12, 2007 – The Mosaic Company (NYSE: MOS) announced today an update regarding the salt saturated brine inflow at its Esterhazy, Saskatchewan mines. Using 3D seismic testing and also through visual confirmation, Mosaic has located the source of the inflow in an “old workings” area of its K2 mine. The Company has completed installation of four strategically located wells where calcium chloride can be injected, and further intends to install several additional injection wells over the next few weeks, as necessary.

“We’ve successfully pinpointed the source of the brine inflow at Esterhazy. Data obtained after our injection of calcium chloride over the past ten days shows a slow but upward trend in brine pressure. Based on our prior experiences, this data suggests that our mitigation efforts are working and should result in an initially modest but continuous decline in the inflow rate,” said James T. Prokopanko, President and Chief Executive Officer. “We are cautiously optimistic and will continue our aggressive mitigation efforts at Esterhazy. While we would like to remediate the issue immediately, it could take several weeks before significant progress can be made in treating the inflow,” Prokopanko added.

The Company’s data indicates that the current inflow is approximately at the rate of 20,000 to 25,000 gallons per minute, which is consistent with its prior estimates. Mosaic is currently pumping approximately 6,000 gallons per minute above ground and is progressing well on plans to increase pumping capacities. Costs incurred by Mosaic in addressing the Esterhazy brine inflow, which was first identified in December 2006, are expected to be in the range of $30 to $40 million for the fiscal year ending May 31, 2007. The Company anticipates that a majority of the expenditures will be capitalized.

Mosaic began to experience salt saturated brine inflows at Esterhazy in 1985 and has been managing brine inflow areas as part of its ongoing operations for the past two decades. Without abatement, and assuming current estimates to be accurate, the Company has storage capacity to handle the inflow for several months without adversely affecting production at Esterhazy. The recently identified brine inflow has not had any current impact on the Company’s potash production at the Esterhazy facilities.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. For the global agriculture industry, Mosaic is a single source of phosphates, potash, nitrogen fertilizers and feed ingredients. More information on the company is available at www.mosaicco.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to its estimates of the current volumes of brine inflows at its Esterhazy mines, the available capacity of brine storage reservoirs at the Esterhazy mines, the possibility that the rate of the brine inflows could materially increase, its expectations regarding the potential efficacy of remedial measures to control the brine inflows, the level of capital and operating expenditures necessary to control the inflows, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. It is possible that the costs of remedial efforts at the Esterhazy mines may increase in the future and that such an increase could be material, or, in the extreme scenario, that the brine inflow, risk to employees or remediation costs may increase to a level which would cause us to change our mining process or abandon the mines. Actual results may differ from those set forth in the forward-looking statements.

###